POWER OF ATTORNEY

I, the undersigned Trustee or officer of WisdomTree Trust, hereby severally constitute and appoint each of Jonathan Steinberg, Gregory Barton, Ryan Louvar, Sarah English and Joanne Antico, and each of them singly, with full powers of substitution and resubstitution, my true and lawful attorney, with full power to him or her to sign for me, and in my name in the capacity indicated below, any and all amendments (including pre- and post- effective amendments) to the Registration Statement of WisdomTree Trust on Form N-1A and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney lawfully could do or cause to be done by virtue hereof.

The undersigned specifically permits this Power of Attorney to be filed as an exhibit to the above-referenced Registration Statement on Form N-1A, or any amendment thereto, with the Securities and Exchange Commission. Each of the undersigned revokes all previous powers of attorney granted by him to the extent inconsistent with this Power of Attorney. This Power of Attorney will remain in full force and effect until specifically rescinded by the undersigned.

Name:	Capacity:	Date As Of:

/s/ David Castano David Castano	Treasurer (Principal Financial And Accounting Officer)	June 13, 2017
June 13, 2017

/s/ David Chrencik	Trustee
David Chrencik

/s/ Joel Goldberg Joel Goldberg	Trustee	June 13, 2017

/s/ Toni Massaro Toni Massaro	Trustee	June 13, 2017

/s/ Melinda Raso Kirstein	Trustee	June 13, 2017
Melinda Raso Kirstein

/s/ Jonathan Steinberg Jonathan Steinberg	President (Principal Executive Officer) and Trustee	June 13, 2017

/s/ Victor Ugolyn Victor Ugolyn	Trustee	June 13, 2017